Exhibit 99(d)(2)

EXECUTION VERSION

December 5, 2017

Novartis AG

Postfach

CH-4002 Basel

Switzerland

Attention: Head of M&A Legal

Re:                             First Amendment to the Memorandum of Understanding

Dear Ladies and Gentlemen:

Reference is hereby made to that certain Memorandum of Understanding dated as of October 28, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Memorandum of Understanding”), by and between Novartis AG (“Parent”) and Advanced Accelerator Applications S.A. (the “Company”).  Capitalized terms used but not defined in this letter (this “Letter Agreement”) shall have the respective meanings given to them in the Memorandum of Understanding.

Parent and the Company hereby agree to amend the Memorandum of Understanding as set forth below:

1.              Notwithstanding Section 2.2.6 of the Memorandum of Understanding, Parent and the Company hereby agree that Parent shall cause Purchaser to provide for a “subsequent offering period” for a period of at least 3 Business Days in accordance with Rule 14d-11 under the Exchange Act.

2.              Notwithstanding Section 7.1 of the Memorandum of Understanding, Parent and the Company hereby agree that, in determining whether the Minimum Condition has been met, the aggregate amount of Company Shares underlying the Company Share Options and the Company Warrants that have been exercised pursuant to the cashless exercise facility established with Banque Transatlantique S.A. (“BT”) pursuant to Section 2.5.1(b) and Section 2.5.3(b) of the Memorandum of Understanding, as amended by this Letter Agreement, and for which instructions to tender such Company Shares into the subsequent offering period contemplated by Section 2.2.6 of the Memorandum of Understanding, as amended by this Letter Agreement, have been received by BT and have not been withdrawn prior to the Expiration Date, will be included in the calculation of the number of Company Shares validly tendered pursuant to the Offer for purposes of Section 7.1, even though such Company Shares will be created and tendered during the subsequent offering period contemplated by Section 2.2.6 of the Memorandum of Understanding, as amended by this Letter Agreement.

3.              Section 2.2.4 of the Memorandum of Understanding is amended by deleting it in its entirety and adding the following:

“2.2.4               Expiration of the Offer

Unless extended pursuant to and in accordance with the terms of this MoU, the Offer shall expire at 12:00 midnight (New York City time) at the end of the day on January 19, 2018 (the “Initial Expiration Date”) or, in the event that the Initial Expiration Date has been extended pursuant to and in accordance with this MoU, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended pursuant to and in accordance with this MoU, is referred to as the “Expiration Date”).”

4.              Section 2.5.1 of the Memorandum of Understanding is amended by deleting it in its entirety and adding the following:

“2.5.1               Company Share Options

(a)                                 As promptly as practicable after the Commencement Date, the Company shall notify in writing the holders of outstanding Company Share Options about (i) the Offer and such holder’s right to participate in the Offer as a holder of Company Shares to the extent that such holder exercises his or her Company Share Options pursuant to the terms of the Company Share Options Plan prior to the expiration of the Offer or of the “subsequent offering period” contemplated by Section 2.2.6 of this MoU and (ii) the option for the cashless exercise described below.  The Parties acknowledge and agree that, pursuant to the Company Share Options Plan, all Company Share Options outstanding immediately preceding the closing of the “subsequent offering period” contemplated by Section 2.2.6 of this MoU will lapse and become null and void if not exercised by the date of the closing of such subsequent offering period in accordance with Section 4.3 of the Company Share Options Plan.

(b)                                 As promptly as practicable after the Commencement Date, the Parties will make their reasonable best efforts to provide holders of Company Share Options a cashless arrangement or a financing facility or an equivalent mechanism (which, in each case and to the extent permitted under applicable Laws, would be implemented through a third party) to fund the payment of the exercise price of their Company Share Options, provided that such holder of Company Share Options undertakes to tender the underlying Company Shares into the Offer and to repay the exercise price, applicable Taxes and any related transaction fees.  The exercise of Company Share Options made through such cashless exercise shall be conditioned upon the successful closing of the Offer, failing which the holders shall retain their rights to such Company Share Options, which will continue to be subject to the Company Shares Options Plan.”

5.              Section 2.5.3 of the Memorandum of Understanding is amended by deleting it in its entirety and adding the following:

“2.5.3               Company Warrants

(a)                                 Holders of Company Warrants may participate in the Offer by exercising their respective Company Warrants and tendering the Company Shares received upon such exercise in accordance with the terms of the Offer.  As promptly as practicable after the Commencement Date, the Company shall notify in writing the holders of Company Warrants under the Company Warrant Plans about (i) the Offer and such holder’s right to participate in the Offer as a holder of Company Shares to the extent that such holder subscribes for and exercises his or her Company Warrants pursuant to the terms of the applicable Company Warrant Plan prior to the expiration of the Offer or of the “subsequent offering period” contemplated by Section 2.2.6 of this MoU and (ii) the option for the cashless exercise described below.

(b)                                 As promptly as practicable after the Commencement Date, the Parties shall use their reasonable best efforts to provide holders of Company Warrants a cashless arrangement or a financing facility or an equivalent mechanism (which, in each case and to the extent permitted under applicable Laws, would be implemented through a third party) to fund the payment of the exercise price of their Company Warrants, provided that such holder of Company Warrants undertakes to tender the underlying Company Shares into the Offer and to repay the exercise price, any applicable Taxes and any related transaction fees.  The exercise of Company Warrants made through such cashless exercise shall be conditioned upon the successful closing of the Offer, failing which the holders shall retain their rights to such Company Warrants, which will continue to be subject to the Company Warrant Plans.”

Each of the undersigned hereby agrees that, as hereby modified, all terms and provisions of the Memorandum of Understanding remain in full force and effect, and the Memorandum of Understanding is hereby ratified and confirmed in all respects.  Nothing contained in this Letter Agreement shall in any way impair the validity or enforceability of the Memorandum of Understanding, or (except to the extent expressly set forth herein) amend, alter, waive, annul, vary, affect, or impair any provisions, conditions, or covenants contained therein or any rights, powers, or remedies granted therein.

This Letter Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Without limiting the applicability of any other provision of the Memorandum of Understanding, the terms of Sections 9.2, 9.3, 9.4, 9.5, 9.6, 9.8, 9.10, 9.11, 9.12, 9.13, 9.14, 9.15 and 9.16 of the Memorandum of Understanding are incorporated herein, mutatis mutandis, and shall apply to and govern this Letter Agreement.

[Signature pages follow]

This Letter Agreement shall be effective as of the date first set forth above.

Very truly yours,

ADVANCED ACCELERATOR APPLICATIONS S.A.

By:	/s/ Heinz Mäusli
	Name:	Heinz Mäusli
	Title:	Chief Financial Officer

cc:	Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn: William H. Aaronson

Davis Polk & Wardwell LLP
121 avenue des Champs-Elysées
75008 Paris, France
Attn: Jacques Naquet-Radiguet

[Signature Page to First Amendment to the Memorandum of Understanding]

ACKNOWLEDGED AND AGREED TO:

NOVARTIS AG

By:	/s/ Augusto Lima
	Name:	Augusto Lima
	Title:	As Attorney

By:	/s/ Nigel Sheail
	Name:	Nigel Sheail
	Title:	As Attorney

cc:	Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
	Attn:	George A. Casey
George Karafotias

Shearman & Sterling LLP
7 Rue Jacques Bingen
75017 Paris, France
	Attn:	Guillaume Isautier

[Signature Page to First Amendment to the Memorandum of Understanding]